June 15, 2015

Dear Fellow Natural Gas Services Group Shareholder:

I am writing today to update you on our annual meeting and the proxy materials you recently received.

First, we appreciate your support of NGS. Your confidence in the Company is important to us and we take our role as stewards of your capital very seriously. The NGS team works hard to consider the impact of shareholder value on every decision we make.

Certainly, the past several months have been challenging for our industry and our business. The growth in global energy supply and the resulting decline in hydrocarbon prices has impacted oilfield activity across North America. NGS hasn’t been immune from the slowdown as we discussed in our recent conference call and in meetings and investor presentations with many of you.

That said, your company is working hard to preserve value, focus our business on opportunities and constantly remind ourselves that everything we do is with the goal of creating shareholder value. We believe there will be opportunities to grow our business as the cycle improves and I am confident we have the team to execute on those prospects when the time comes.

As you know, we recently filed our Annual Proxy Statement ahead of the Company’s annual meeting to be held on June 18, 2015. In that Proxy we outline a number of important action items including our Board of Directors standing for re-election and our independent auditors which we ask you to ratify for another year of service.

We also use a great deal of ink to describe our executive compensation program and policies and ask that you vote in favor of that plan.

While we understand the role that proxy advisory firms play in the governance process, your Board of Directors and Compensation Committee believe that the analysis of these advisory firms is incorrect and based on erroneous data. As a result, we believe their conclusions and recommendations are misguided.

The Compensation Committee, with the assistance of compensation experts and legal counsel and input from shareholders like you, have crafted a compensation program that they believe is fair, balancing the need to attract and retain exceptional leaders with the desire to maximize value for all of Natural Gas Services Group’s shareholders.

Your Board of Directors recommends that you vote FOR the Advisory Vote to Ratify Named Executive Officers' Compensation.

Your Board of Directors has reached out to Institutional Shareholder Services as well as Glass Lewis & Co., the proxy advisory firms recommending the “no” vote, explaining our rationale and requesting they reconsider their position. A copy of our formal correspondence to ISS and Glass Lewis is attached to this information.

Your Board of Directors believes that our compensation program is structured to benefit all stakeholders and provides appropriate incentives to our leadership team to continue its quest to be a top performer in our industry.

That said, we are open to dialogue with you - our shareholders - to make certain the decisions we make on key compensation issues are in your best interests and are consistent with the long-term goals of the Company. In fact, the Compensation Committee will - as a result of these comments - revisit these issues, taking into account the thoughts of our shareholders, and take appropriate action.

We appreciate your consideration of these important matters and look forward to continuing our dialogue with you as we work together to make Natural Gas Services Group a premier energy services concern.

Sincerely,

NATURAL GAS SERVICES GROUP, INC.

Stephen C. Taylor
Chairman, President and Chief Executive Officer

June 15, 2015

Via Electronic Mail and Overnight Delivery

Mr. Robert Kalb
Associate - Governance Department
Institutional Shareholder Services, Inc.
2099 Gaither Road
Suite 501
Rockville, MD 20850
Electronic Mail: Robert.d.kalb@issgovernance.com

Ref:    Natural Gas Services Group, Inc.
ISS Proxy Advisory Services Report (Dated June 5, 2015)
Natural Gas Services Group Proxy Analysis

Dear Mr. Kalb:

I serve as the Chairman of the Compensation Committee of the Natural Gas Services Group, Inc. (“NGS” or the “Company”) Board of Directors.

I write to alert you to inaccuracies and misinterpretations in the above-captioned report on which you are indicated as the primary contact. While we appreciate your review of the Company’s proxy material and the role your firm serves in corporate governance review, we are disappointed by what we believe are erroneous assumptions and interpretations that cast an incorrect view of NGS’s compensation structure and, as a result, provide your clients and readers of your report with a jaundiced view of NGS’s proxy ballot initiatives.

Specifically, your recommendation that shareholders vote against the Advisory Vote to Ratify Named Executive Officers’ Compensation is inconsistent with both the facts and reasonable interpretation of the Company’s compensation policy, the available public data on NGS named executives’ compensation structure and value and the engagement of the Company’s officers and directors with shareholders regarding the NGS executive compensation program.

I.	Natural Gas Services Group Commitment to Independent Compensation Review

As a New York Stock Exchange (“NYSE”) listed Company (NYSE:NGS), Natural Gas Services Group, Inc. abides by all requirements of the NYSE regarding Director independence, especially as it relates to the independence of the Board of Director’s Compensation Committee. Specifically, the Compensation Committee Charter of Natural Gas Services Group, Inc. (“Committee Charter”) initially adopted on February 12, 2002 and amended periodically sets forth NGS’s commitment to independence on the Compensation Committee:

The [Compensation] committee will have a minimum of three directors. All Committee members shall meet the definitions of (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. [Natural Gas Services Group, Inc., Compensation Committee Charter, February 12, 2002 found at http://media.corporate-ir.net/media_files/irol/13/136302/compensation_charter.pdf]

The Company’s Compensation Committee is comprised of three independent directors with solid credentials, including two members with decades of public company leadership experience and a thorough understanding of the fiduciary responsibilities of balancing the need to retain gifted corporate leadership with maximizing shareholder value.

The Compensation Committee is exclusively charged with the important task of establishing the Company’s overall compensation philosophy and setting specific base and incentive compensation for Named Executive Officers. The Committee Charter clearly sets forth those responsibilities:

The Committee will: [1] Periodically review the Company’s philosophy regarding executive compensation and counsel the CEO as to different compensation approaches; [2] Annually review market data to assess the Company’s competitive position for the three components of executive compensation (base salary; annual incentives; and long-term incentives). Market data may include, among other things, executive compensation surveys compiled by third-party consultants or others in the natural gas compression industry, and supplemental general industry compensation information. [Natural Gas Services Group, Inc., Compensation Committee Charter, supra.]

Under the Committee Charter, the Company is also in compliance with the standards of independence established under applicable regulations of both the U.S. Securities and Exchange Commission and the Internal Revenue Service.

In discharging its responsibilities, the Committee periodically reviews and, when appropriate, adjusts the contracts of Named Executive Officers. The Committee did so in 2013 which resulted in an amended contract for Stephen C. Taylor, the Company’s Chairman, President and Chief Executive Officer.

The Company did so again in 2014, in response to the critique of ISS Proxy Advisory Services regarding certain contract provisions of our Chief Executive Officer, which addressed the contract provisions found offensive by the ISS analysis.

II.	NGS Engagement With Shareholders on Executive Compensation

While we believe there are several data analysis errors in the ISS analysis, we take special exception with your claim that NGS and its officers and directors have not engaged shareholders in discussions regarding executive compensation.

You write on page 10 of your June 5, 2015, report, “[T]he Compensation Committee did not provide any disclosure of engagement efforts after receiving low support for this proposal at last year’s annual meeting.”

Further, you write on pages 14-15 of the same report, “A say-on-pay response of less than 70 percent indicates significant shareholder concerns regarding the company’s compensation program. In light of this ISS has conducted a qualitative review to evaluate the compensation committee’s responsiveness to shareholder concerns.”

While we acknowledge that our disclosures regarding our shareholder engagement may not meet your ideal standards, to argue we have not engaged our shareholders in discussions regarding executive compensation is incorrect. Moreover, your inference that we have not been responsive to critical analysis of our executive compensation program is not supported by our actions, many of which you are well aware.

In fact, our shareholder engagement began even before our last annual meeting, held in May, 2014, where we actively responded to your report of May 21, 2014, recommending a vote against last year’s executive compensation plan. That shareholder outreach resulted in support from a wide majority of shareholders, notwithstanding the ISS opposition to the Company’s 2013 compensation plan.

Contrary to your assertion, I posit the Company’s interaction with its shareholders through officers and directors is as comprehensive as any company in our peer group, whether measured against the ISS or the Company’s targeted peers. In 2014, we conducted over 200 in-person and telephonic meetings with a wide range of NGS shareholders. Moreover, we met with our 20 largest shareholders, on average, more than two times each during 2014. While such conversations involved discussions across a broad range of topics, we always engage in dialogue regarding the operational and financial management of the Company which many times includes a discussion regarding executive compensation.

Moreover, in response to the ISS critique of Mr. Taylor’s contract provision regarding potential compensation resulting from a change of control, the Board of Directors amended Mr. Taylor’s contract to provide for a “double trigger” mechanism for equity vesting upon a change of control.

You acknowledge such in your report of June 5, 2015, when you write, “The amendment to Taylor’s employment contract to provide double trigger equity vesting in a change of control does address the primary concern raised by ISS in its analysis last year.” (page 15)

Candidly, we are surprised and disappointed by your critical stance regarding the Company’s responsiveness and shareholder engagement related to executive compensation. You were directly aware of the change in Mr. Taylor’s contract, a direct response to your only specific, substantive criticism of our compensation policy in the previous year.

You were aware of our direct engagement with shareholders as you were a recipient of the correspondence that was provided to our shareholders as supplemental proxy material prior to last year’s annual meeting.

Furthermore, we find the criticism of the lack of “transparent disclosure” (ISS Proxy Advisory Services, June 5, 2015, page 15) of our outreach to be somewhat disingenuous given the fact that ISS has refused to directly engage in dialogue with the Company regarding its findings and consistently issues its reports so close to the Company’s annual meeting date so as to seriously limit the Company’s ability to respond and engage in constructive dialogue with either ISS or its shareholders regarding such hollow claims.

III.	Total Shareholder Return and Peer Group Analysis

While primarily disappointed in your comments regarding our responsiveness to shareholder concerns and shareholder engagement, NGS also disagrees with your analysis concerning Total Shareholder Return as it relates to executive compensation and the composition of your peer group for the Company.

The table below shows the aggregate one, three and five-year Total Shareholder Return (“TSR”) for the Company as well as the median TSR for the peer group utilized by NGS in its Proxy and the Median TSR for the peer group derived by ISS:

Aggregate Total Shareholder Return

Company/Peer Group	1-year TSR	3-year TSR	5-year TSR

Natural Gas Services Group	(16.4)%	59.3%	22.2%
Median NGS Proxy Peer Group	(30.9)%	(11.1)%	0.2%
Median ISS Report Peer Group	(25.2)%	(10.4)%	1.2%

Clearly, NGS has significantly outperformed both its self-selected peers as well as the ISS peer group over the past five years, regardless of the time period selected. Moreover, as the table below indicates, on an annualized basis, NGS has also outpaced both peer groups over the same time period.

Annualized Total Shareholder Return

Company/Peer Group	1-year Ann. TSR	3-year Ann. TSR	5-yearAnn. TSR

Natural Gas Services Group	(16.4)%	16.8%	4.1%
Median NGS Proxy Peer Group	(30.9)%	-4.1%	0.0%
Median ISS Report Peer Group	(25.2)%	-3.6%	0.2%

Clearly, it is difficult to conclude anything other than NGS is the leading value creator among both peer groups. Moreover, the ISS analysis concludes that since 2010, NGS has also outperformed a broader peer group as defined by the MSCI ACWI: Energy Equipment and Services Industrial Code, GICS: 101010.

The ISS analysis argues, “[T]otal CEO pay has increased in a period where shareholder returns were negative and financial performance was weak. . .In addition, the continued use of above median benchmarking and outsized peers has contributed to this pay-for-performance misalignment. (ISS Proxy Advisory Services, June 5, 2015, page 10).

While on an absolute basis NGS posted negative shareholder returns for the one-year period ended December 31, 2014, relative performance was strong, suggesting the performance of nearly all of the peer group companies was more challenged than that of NGS. In addition, on both a relative and absolute basis performance (both annualized and aggregate) over the three- and five-year time period was near the top of both peer groups. In fact, ISS’s own analysis indicates that, on a relative basis, the alignment of pay and performance for NGS is clearly within the acceptable range (see ISS Proxy Services, June 5, 2015, page 12).

While your analysis of “absolute alignment” suggests NGS executive compensation may be higher than your optimal target based on performance for 2014, nearly every company in both peer groups faces the same misalignment given the cyclical nature of the energy business and the rapid deceleration in activity during the second-half of 2014.

In fact, this is a conundrum of any company looking to retain high-performance executives in a cyclical business. Historically, compensation at the trough of a cycle may temporarily decouple from TSR just as it will (inversely) at the peak acceleration of a cycle. Trying to precisely link pay and TSR in a highly cyclical business would certainly lead to wild swings in compensation levels and not provide the appropriate incentives to retain quality leaders.

In addition, the decision by ISS to view the pay-performance link in a rigid, one-year time frame is myopic, failing to recognize the reality that the Chief Executive Officer will likely be required to exhibit greater levels of effort and generate more opportunities for success in the trough of a cycle than in periods of acceleration. To suggest leadership should not be rewarded for relative success in the most difficult of operating environments is shortsighted and void of any long-term strategic acumen.

As a result, the NGS Compensation Committee believes it is more relevant to look at multi-year results and trends. For example, if you take the five-year average of the ISS calculated annual “Indexed TSR” (See ISS Proxy Advisory Services, June 5, 2015, page 12), the result is “Absolute Alignment” well within a reasonable range for the Company.

The ISS analysis also suggests that the NGS choice of its peer group relies on “above median benchmarking and outsized peers” which results in an unnecessary decoupling of pay and performance. (ISS Proxy Advisory Services, June 5, 2015, page 16). However, a review of both the Company peer group and that of ISS suggests the Company’s peer group is much more representative of NGS than is that referenced by ISS.

In comparison, the NGS market cap (~$300 million) is approximately 68% of the median market cap (~$440 million) of the Company peer group; however, the NGS market cap is more than double the median market cap of the ISS referenced peer group (~$126 million).

Moreover, the ISS peer group contains a disparate set of companies that has little relevance to the Company’s business. Consider the following:

•
Only three of the 15 companies in the ISS peer group (20%), excluding NGS, are in the business of providing equipment and services to the oil and gas business, consistent with the GICS code of the Company. Furthermore, while easily identified, ISS has chosen no oilfield compression companies for its peer group, the primary business of NGS.

•	Eight companies (53%) in the ISS peer group are exploration and production companies, the companies that are customers or potential customers of NGS.

•
This ISS peer group contains four companies (~27%) that are completely unrelated to the Company’s business or that contribute no substantive data that provide for a more accurate understanding of the NGS business.

◦	Synthesis Energy is a coal/biomass gasification enterprise that markets its products in developing countries.

◦
ENGlobal is an engineering consulting firm with some exposure to the energy sector. The Company has a current market cap of approximately $40 million with 31% of the Company owned by the Founder and CEO who receives only a nominal salary.

◦	Isramco is an oil and gas company that has assets in the U.S. and Israel. The Company is 65% owned by an Israeli company and trades less than 1000 shares per day

◦
Steel Excel has a small energy business with its primary focus on sports entertainment, comprised of baseball facility services, including tournaments, field rentals, camps, and player and umpire instruction; soccer camps and leagues; and strength and conditioning services.

If the goal is to randomly select companies that may have some tangential relationship to the focus company’s business, ISS can claim partial success. However, if the goal is to carefully select a group of companies representative of NGS’s primary business and provide instructive data on the behavior of similar businesses, ISS has not achieved its mission.

In contrast, the peer group assembled by NGS has the following attributes:

•
Ten of the thirteen companies chosen by NGS are in the business of providing equipment and services to the oil and gas business, consistent with or similar to the GICS code of the Company. Moreover, the Company has included the two primary competitors of NGS - companies that provide contract compression equipment and related services - in its peer analysis.

•	Only two of the thirteen companies in the NGS peer group are exploration and production companies and are included to provide diversification to the overall energy sector.

•	One company is a broad-based industrial services company with significant presence in the oilfield equipment and services business.

Clearly, the NGS peer group provides a more relevant group of peers to which NGS should be compared.

In addition, the ISS analysis raises a number of issues regarding stock-based compensation including award criteria, vesting schedules, clawback policies, and minimum ownership requirements. All of these policies relate to your view that NGS compensation policies lack appropriate links to performance and protection for shareholders.

For example, your recent report (ISS Proxy Advisory Services, June 5, 2015, page 16) indicates that NGS does not disclose a compensation clawback policy. However, you fail to acknowledge the clawback provisions contained in Section 13.10 of Mr. Taylor’s contract executed on October 23, 2013 and cited in your analysis elsewhere. As such, your claim regarding the lack of a clawback provision for NEOs of the company is erroneous.

Finally, your recent report suggests that the increases in Mr. Taylor’s base compensation and long-term stock compensation are excessive. However, a review of the report suggests your data analysis is incorrect. As noted on page 20 of the NGS 2014 Proxy Statement, the Compensation Committee adjusted Mr. Taylor’s 2014 base salary to $505,175 from $459,250 in 2013, an increase of 10%. Your claim of a 21.6% increase is based on an incorrect analysis of proxy data.

Moreover, your claim that the increase in Mr. Taylor’s long-term stock compensation is excessive is incomplete. You write, “[T]he company increased the number of restricted shares to the CEO from 49,420 in 2013 to 83,590 in 2014, a 69 percent increase.” (ISS Proxy Advisory Services, June 5, 2015, page 16). While correct, the economic value of the grant increased 17.3%, placing Mr. Taylor’s total compensation within the appropriate range of NGS peers.

While we appreciate the ISS concern regarding the relationship between pay and performance, we are concerned that such factors - while our compensation policies are unchanged from past years - have not been cited as reasons to oppose the Company’s compensation practices in years past. Combined with, as noted previously, the timing of your report which limits the Company’s ability to respond to your concerns and engage in constructive discussions about your misinterpretations of our policies, your erroneous analysis leaves us with little choice but to correct the ISS errors and inappropriate ratings and recommendations through formal, public proxy materials.

We believe the Compensation Committee has taken into account all relevant factors, used its best efforts to determine the correct balance between base and incentive pay and examined relevant performance metrics to connect long-term incentives to performance. Moreover, we have carefully examined peer group compensation practices and worked hard to continually incorporate best practices into NGS compensation programs and policies. That said, in the coming year, we will continue to review our policies and practices, including engaging our stakeholders in the process, in an attempt to incorporate evolving best practices for executive compensation.

The NGS Compensation Committee believes its compensation policy has created an environment which incentivizes our leadership team to create a high-performance organization which, in turn, provides industry-leading returns for our shareholders.

IV.	Conclusion

Based on the established fact set and misinterpretations by Institutional Shareholder Services, we believe a correction to your analysis of NGS’s Named Executive Compensation is warranted.

We request ISS immediately review its erroneous analysis and revise its opinion regarding the Advisory Vote to Ratify Named Executive Officers Compensation

In addition, the errors in the original analysis led to an erroneous “ISS Quick Score” which should also be recalculated and revised.

We appreciate your immediate attention and look forward to a dialogue and resolution no later than Monday, June 15, 2015.

Please contact the undersigned should you have questions.

Very truly yours,

NATURAL GAS SERVICES GROUP, INC.

/s/ William F. Hughes, Jr.

William F. Hughes, Jr.

cc:    Stephen C. Taylor, Chairman, President & Chief Executive Officer
Members - Natural Gas Services Group Board of Directors

June 15, 2015

Via Facsimile and Overnight Delivery

Mr. Sam Gao                            Mr. Robert Richardson
Senior Research Analyst                    Senior Research Analyst
Glass Lewis & Company                    Glass Lewis & Company
One Sansome Street                        15 Henry Street
Suite 3300                            Limerick IRELAND
San Francisco, CA 94104

Ref:    Natural Gas Services Group, Inc.
Glass Lewis & Co., LLC (“Glass Lewis”) Report (Dated June 5, 2015)
Natural Gas Services Group, Inc. Proxy Paper

Dear Mr. Gao and Mr. Richardson:

I serve as the Chairman of the Compensation Committee of the Natural Gas Services Group, Inc. (“NGS” or the “Company”) Board of Directors.

I write to alert you to inaccuracies and misinterpretations in the above-captioned report on which you are indicated as the primary contacts as well as to clarify several issues raised in your analysis. While we appreciate your review of the Company’s proxy material and the role your firm serves in corporate governance review, we hope that our comments and additional information provided herein will assist you as you review and clarify the Glass Lewis position on the Company’s executive compensation program and policies. The NGS Compensation Committee and the Company’s Board of Directors is committed to creating a dialogue with all of our stakeholders and look forward to that opportunity with Glass Lewis as we work together to ensure that NGS is a model for corporate governance and transparency in all of our public policies. That said, your recommendation that shareholders vote against the Advisory Vote to Ratify Named Executive Officers’ Compensation is inconsistent with both the facts and reasonable interpretation of the Company’s compensation policy, the available public data on NGS named executives’ compensation structure and value and the engagement of the Company’s officers and directors with shareholders regarding the NGS executive compensation program.

I.	Natural Gas Services Group Commitment to Independent Compensation Review

As a New York Stock Exchange (“NYSE”) listed Company (NYSE:NGS), Natural Gas Services Group, Inc. abides by all requirements of the NYSE regarding Director independence, especially as it relates to the independence of the Board of Director’s Compensation Committee. Specifically, the Compensation Committee Charter of Natural Gas Services Group, Inc. (“Committee Charter”) initially adopted on February 12, 2002 and amended periodically sets forth NGS’s commitment to independence on the Compensation Committee:

The [Compensation] committee will have a minimum of three directors. All Committee members shall meet the definitions of (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. [Natural Gas Services Group, Inc., Compensation Committee Charter, February 12, 2002 found at http://media.corporate-ir.net/media_files/irol/13/136302/compensation_charter.pdf]

The Company’s Compensation Committee is comprised of three independent directors with solid credentials, including two members with decades of public company leadership experience and a thorough understanding of the fiduciary responsibilities of balancing the need to retain gifted corporate leadership with maximizing shareholder value.

The Compensation Committee is exclusively charged with the important task of establishing the Company’s overall compensation philosophy and setting specific base and incentive compensation for Named Executive Officers. The Committee Charter clearly sets forth those responsibilities:

The Committee will: [1] Periodically review the Company’s philosophy regarding executive compensation and counsel the CEO as to different compensation approaches; [2] Annually review market data to assess the Company’s competitive position for the three components of executive compensation (base salary; annual incentives; and long-term incentives). Market data may include, among other things, executive compensation surveys compiled by third-party consultants or others in the natural gas compression industry, and supplemental general industry compensation information. [Natural Gas Services Group, Inc., Compensation Committee Charter, supra.]

Under the Committee Charter, the Company is also in compliance with the standards of independence established under applicable regulations of both the U.S. Securities and Exchange Commission and the Internal Revenue Service.

In discharging its responsibilities, the Committee periodically reviews and, when appropriate, adjusts the contracts of Named Executive Officers. The Committee did so in 2013 which resulted in an amended contract for Stephen C. Taylor, the Company’s Chairman, President and Chief Executive Officer.

The Company did so again in 2014, in response to the critique of ISS Proxy Advisory Services regarding certain contract provisions of our Chief Executive Officer, which addressed the contract provisions found offensive by the ISS analysis.

II.	NGS Engagement With Shareholders on Executive Compensation

Again, we appreciate your review of our proxy and comments regarding the appropriate alignment between pay and performance. That said, we do take exception with your claim that NGS and its officers and directors have not engaged shareholders in discussions regarding executive compensation.

You note in your June 5, 2015 Proxy Paper the following:

At the last annual meeting, approximately 68% of the shares that were voted were cast in favor of the Company’s say-on-pay vote. In its most recent proxy statement, the Company states that the compensation committee determined not to change its approach to its 2014 compensation program in light of outcome of the say-on-pay vote last year. We find that in general, companies that receive significant opposition to its pay program at least provide some level of disclosure regarding the measures taken to respond to shareholder feedback. In our opinion, the Company’s failure to engage shareholders on any reasons behind the significant number of against votes is a serious concern. (Glass Lewis Proxy Paper, June 5, 2015, page 11)

You write on page 7 of your June 5, 2015, report, “At last year’s annual meeting, the Company’s non-binding advisory resolution on executive compensation received support from approximately 67% of the votes cast. In this case we note that the Company received a “C” grade in our most recent pay-for-performance analysis.”

While we acknowledge that our disclosures regarding our shareholder engagement may not meet your ideal standards, the Company has been extremely proactive in its interaction with stakeholders regarding our executive compensation program. Moreover, NGS has been responsive to critical analysis of our executive compensation program, including amending the Chief Executives Officer’s contract in response to criticism regarding the vesting process upon a change of control.

In fact, our shareholder engagement began even before our last annual meeting, held in May, 2014, where we actively responded to another advisory firm’s analysis which recommended a vote against last year’s executive compensation plan. That shareholder outreach resulted in support from a wide majority of shareholders, notwithstanding such opposition to the Company’s 2013 compensation plan.

I would suggest that the Company’s interaction with its shareholders through officers and directors is as comprehensive as any company in our peer group. In 2014, we conducted over 200 in-person and telephonic meetings with a wide range of NGS shareholders. Moreover, we met with our 20 largest shareholders, on average, more than two times each during 2014. While such conversations involved discussions across a broad range of topics, we always engage in dialogue regarding the operational and financial management of the Company which typically includes a discussion regarding executive compensation.

The consensus from discussions with our stakeholders suggests that the vast majority support our Board of Directors and Compensation Committee in their stewardship roles on their behalf. As for measuring responsiveness, the Directors of NGS proactively addressed the only substantive issue raised by any advisory service in the past year by amending Mr. Taylor’s contract.

We pledge to you that we will continue to lead our peer group and industry in shareholder interaction. Already in 2015 we have engaged nearly all of our twenty largest shareholders in direct conversation and will continue to do so throughout the year. Moreover, at the suggestion of Glass Lewis and your peers we will be more proactive in describing such engagement in future proxies.

III.	Other Compensation Concerns

The Glass Lewis analysis also raises issues regarding stock-based compensation including award criteria, vesting schedules, clawback policies, and minimum ownership requirements. These issues relate to what you refer to as “poor overall design” of our executive compensation plan (Glass Lewis Proxy Paper, June 5, 2015, page 1).

For example, your recent report (Glass Lewis Proxy Paper, June 5, 2015, page 10) indicates that NGS does not disclose a “Comprehensive Recoupment Policy”. While the issue is not addressed directly in our proxy, clawback provisions are contained in Section 13.10 of Mr. Taylor’s contract executed on October 23, 2013. The other concerns you raise are issues that the Company’s Board have considered and will continue to consider and seek feedback from our shareholders in the coming months.

We also note that your report appears to be inconsistent on the matter of the vesting process should a change of control occur. While you note on page 10 of your report that Mr. Taylor’s contract was amended on April 24, 2015, to provide for a “double trigger” mechanism related to the vesting of Mr. Taylor’s stock holdings, it appears you reference the presence of a single trigger on pages 3 and 9. To be clear, the Company has amended Mr. Taylor’s contract to provide for a double-trigger vesting mechanism upon a change of control. Such a change was made after engagement of the Company’s shareholders.

We believe the Compensation Committee has taken into account all relevant factors, used its best efforts to determine the correct balance between base and incentive pay and examined relevant performance metrics to connect long-term incentives to performance. Moreover, we have carefully examined peer group compensation practices and worked hard to continually incorporate best practices into NGS compensation programs and policies. That said, in the coming year, we will continue to review our policies and practices, including engaging our stakeholders in the process, in an attempt to incorporate evolving best practices for executive compensation.

The NGS Compensation Committee believes its compensation policy has created an environment which incentivizes our leadership team to create a high-performance organization which, in turn, provides industry-leading returns for our shareholders.

IV.	Conclusion

Based on the established fact set and misinterpretations by Glass Lewis, we believe a correction to your analysis of NGS’s Named Executive Compensation is warranted.

We request Glass Lewis review its erroneous analysis and revise its opinion regarding the Advisory Vote to Ratify Named Executive Officers Compensation

We appreciate your immediate attention and look forward to a dialogue and resolution no later than Monday, June 15, 2015.

Please contact the undersigned should you have questions.

Very truly yours,

NATURAL GAS SERVICES GROUP, INC.

/s/ William F. Hughes, Jr.

William F. Hughes, Jr.

cc:    Stephen C. Taylor, Chairman, President & Chief Executive Officer
Members - Natural Gas Services Group Board of Directors